	Contact:	Joseph F. Abely, President (781) 326-4700
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORPORATION REPORTS FOURTH QUARTER 2003 RESULTS AND PROVIDES GUIDANCE FOR 2004

        Westwood, MA. Feb. xx — LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the fourth quarter ended December 31, 2003 increased by 20% to $33,001,000, compared to $27,520,000 for the same period a year ago. Net income increased to $2,459,000, or $0.16 per diluted share, compared to net income of $904,000, or $0.06 per diluted share, for the fourth quarter a year ago.

        Revenues for the year ended December 31, 2003 increased by 8% to $125,808,000, compared to revenues of $116,426,000 for the same period a year ago. Net income was $7,615,000, or $0.51 per diluted share, for 2003, compared to $1,829,000, or $0.12 per diluted share, for 2002.

        Domestic revenues for the fourth quarter increased by 12% to $24,791,000, compared to $22,048,000 for the same period a year ago. International revenues for the fourth quarter increased by 50% to $8,211,000, compared to revenues of $5,472,000 for the same period a year ago. For the year ended December 31, 2003, domestic revenues of $100,860,000 exceeded the prior year by $4,455,000, or 5%, while international revenues of $24,948,000 exceeded the prior year by $4,927,000, or 25%.

        The company also records additions to deferred revenue for its Early Warning product, international license fees, and certain warranty products. The company receives full payment for its Early Warning product, international license fees, and warranty products at the time of the transaction, but recognition of the deferred revenue is spread over the expected life of the product or the term of the agreement. These payments are a significant component of the company’s cash flow from operations.Additions for these components of deferred revenue were $2,214,000 for the fourth quarter, compared to additions of $1,599,000 for the same period a year ago, and $8,731,000 for the year ended December 31, 2003, compared to additions of $6,209,000 for the same period a year ago. Revenue deferred in previous years and recognized in the fourth quarter and year ended December 31, 2003 was $1,224,000 and $5,155,000, respectively.

        Consolidated gross margin for the fourth quarter was 49%, compared to 51% for the same period a year ago. Domestic gross margin for the fourth quarter was 51%, compared to 52% for the same period a year ago, reflecting the impact of a large favorable vendor price adjustment recorded in the fourth quarter of 2002. International gross margin for the fourth quarter was 43%, compared to 47% for the same period a year ago, largely due to a higher proportion of sales to licensees in countries that generate greater volume which typically results in lower margins. For the year ended December 31, 2003, consolidated gross margin was 51%, compared to 49% for the same period a year ago. Domestic gross margin for the year ended December 31, 2003 was 52%, compared to 50% for the same period a year ago, while international gross margin was 48%, compared to 45% for the same period a year ago.

        Operating income for the fourth quarter increased to $3,976,000, from $1,536,000 for the same period a year ago, primarily due to increased revenue from the sale of LoJack Systems and warranty products in the company’s domestic operations, increased sales of LoJack Systems and infrastructure to and royalties from international licensees, and reductions in spending on certain marketing programs, partially offset by increased product development expenses. In addition, during the fourth quarter, the company began to recognize revenues relating to shipments to its third party installers upon shipment. Previously, revenue recognition was deferred until the units were sold to the end customer. This change added approximately $1,352,000 to operating income in the fourth quarter. The company’s use of third party installers commenced during the first quarter of 2002 and increased throughout 2003. For the year ended December 31, 2003, operating income was $12,384,000, compared to $3,064,000 for the same period a year ago. The increase in operating income reflects higher revenues, reductions in spending on test marketing and marketing research programs, and reduced bad debt expense, partially offset by increased product development expense, and general and administrative expenses.

        In announcing the results, Ronald J. Rossi, chairman, said, “We continue to be very pleased with the momentum in both revenue and profit growth. For the tenth quarter in a row, our revenues have exceeded revenues for the same period a year earlier, and for the fifth quarter in a row, our earnings per share have exceeded earnings per share for the same period a year earlier.

        “We are achieving our stated goals as a result of our investments in marketing programs, product development and business infrastructure, and our productivity initiatives. Our 2003 domestic unit volumes were a record high for the company. Our domestic revenue growth for the fourth quarter grew 12%, compared to the same period a year ago, and grew 5% for the year while new car sales grew 2% for the quarter and declined 1% for the year. Our international markets, particularly in Latin America, also continue to represent areas of strong revenue growth, up 50% for the fourth quarter and up 25% for the year, compared to the same periods a year ago.

        “Our initiatives to increase domestic unit sales while at the same time improve productivity and shift certain of our expenses from fixed to variable, continue to show progress. In the fourth quarter, installations done by third parties represented 18% of total domestic installations, compared to 8% in the same period a year ago. This initiative had a positive impact on unit sales, revenues and operating income for the quarter. Approximately one-half of our fourth quarter growth in domestic unit sales came from LoJack certified automotive dealers and distributors who participate in the alternative installation program. Average direct installation labor cost per unit decreased by 7% due to productivity improvements and the shift of expenses from fixed to variable. We expect that the percentage of business through third party installers and distributors will increase during 2004, and will result in a continued positive impact on revenue and earnings.

        “As we announced on February 18th, we have entered into an agreement with Plextek Limited (UK) communications technology consultants, to design the next generation LoJack System. The new design is based on an operating platform that will be scalable and flexible, supporting Global Positioning System (GPS) and cellular technology that, in the future, would allow the company to develop new products that combine GPS and/or cellular based communications with LoJack’s RF based stolen vehicle recovery technology. In addition, the new smaller design will result in reduced manufacturing and installation costs. While the agreement will increase product development expenses in 2004, it is expected to result in cost savings in both manufacturing and installation that will positively affect our profitability in 2005 and future years.

        “In 2004, we expect to achieve revenue and earnings growth of approximately 10% and 20%, respectively, while at the same time continuing our investment in LoJack’s future technology development.”

        LoJack Corporation, the premier worldwide marketer of wireless security and location products and services, is the leader in global stolen vehicle recovery. Its stolen vehicle recovery system, the only system delivering a better than 90% success rate, is uniquely integrated into law enforcement agencies in the United States that use LoJack’s in-vehicle tracking equipment to recover stolen vehicles. The LoJack System operates in 21 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America.

        To access the webcast of the company’s conference call to be held at 9:00 AM EST, Friday, February 27, 2004, log onto: http://www.firstcallevents.com/service/ajwz400611114gf12.html. An archive of the webcast will be available through www.lojack.com (click “About LoJack Corporation”, click “Investor Relations”, click “Earnings Conference Call Webcast”) until superseded by the next quarter’s earnings release and related webcast.

        From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risk and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2002.

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LoJack Corporation
Condensed Income Statement Data
(Dollars in thousands except share and per share amounts)

	Three Months Ended December 31,

	2003	2002

Revenues	$ 33,001	$ 27,520
Gross margin	16,111	14,144
Product development	1,239	764
Sales & marketing	6,295	7,223
General, administrative and depreciation	4,601	4,621
Operating income	3,976	1,536
Pre-tax income	4,030	1,531
Net income	2,459	904

Diluted earnings per share	$ 0.16	$ 0.06
Weighted average diluted common
shares outstanding	15,348,382	14,702,069

	Years Ended December 31,

	2003	2002

Revenues	$ 125,808	$ 116,426
Gross margin	63,915	57,264
Product development	3,534	2,300
Sales & marketing	30,929	35,068
General, administrative and depreciation	17,068	16,832
Operating income	12,384	3,064
Pre-tax income	12,484	2,999
Net income	7,615	1,829

Diluted earnings per share	$ 0.51	$ 0.12
Weighted average diluted common
shares outstanding	15,054,986	14,726,131

LoJack Corporation
Condensed Balance Sheets
(Dollars in thousands)

	December 31, 2003	December 31, 2002

Assets

Current assets:
Cash	$ 4,746	$ 1,367
Accounts receivable, net	23,216	19,152
Inventories	10,038	7,965
Deferred taxes and other assets	4,325	5,752

Total current assets	42,325	34,236

Property and equipment, net	14,482	13,404
Deferred taxes and other assets	7,767	7,363

Total assets	$64,574	$55,003

Liabilities and stockholders' equity

Current liabilities:
Current portion of capital leases	$ 875	$ 1,504
Accounts payable	8,999	10,950
Accrued and other liabilities	2,492	2,186
Deferred revenue	4,856	4,527
Accrued compensation	3,531	2,214

Total current liabilities	20,753	21,381

Accrued compensation and
other long term liabilities	272	508

Deferred revenue	14,187	11,682

Capital lease obligations	174	1,064

Total liabilities	35,386	34,635

Stockholders' equity	29,188	20,368

Total liabilities and
Stockholders' equity	$64,574	$55,003

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.